Finisar Announces First Quarter Fiscal 2012 Financial Results

Revenues of $228.2 Million, 9.8% Year-to-Year Growth

Non-GAAP Earnings per Diluted Share of $0.21

SUNNYVALE, CA -- (Marketwire - September 01, 2011) - Finisar Corporation (NASDAQ: FNSR), a global technology leader for subsystems and components for fiber optics communications, today announced financial results for its first quarter of fiscal 2012 ended July 31, 2011.

COMMENTARY

"In our just completed fiscal first quarter, our revenues were $228.2 million, 9.8% greater than the prior year period but 3.7% less than the preceding quarter. The sequential decline in revenues was primarily driven by continued softness in demand from our telecom customers, particularly Chinese OEMs. We achieved a non-GAAP gross margin of 32.1%, exceeding our prior guidance of 30.7% to 31.7%. This resulted from lower than expected manufacturing costs. Our non-GAAP earnings per diluted share were $0.21, exceeding our prior guidance of $0.16 to $0.20, as our operating expenses were also lower than expected," said Jerry Rawls, Finisar's executive Chairman of the Board.

"During the first quarter we continued to invest in our new product development programs, including our tunable XFP transceivers, 40Gbps and 100Gbps products, 16Gbps fiber channel transceivers and our edge or access ROADMs. We are currently qualified at multiple OEM customers for our tunable XFP transceiver and are in qualification with more than 15 additional customers. We expect production of this product to start to ramp during the second quarter of fiscal 2012. In addition, on June 29, 2011, we successfully closed our previously announced cash tender offer for the remaining outstanding shares of Ignis ASA and now hold 100% of the outstanding shares of Ignis," said Eitan Gertel, Finisar's Chief Executive Officer.

          FINANCIAL HIGHLIGHTS - FIRST QUARTER ENDED July 31, 2011

                                  First           First          Fourth
                                 Quarter         Quarter         Quarter
   Summary GAAP Results           Ended           Ended           Ended
                              July 31, 2011    Aug 1, 2010   April 30, 2011
                             --------------  --------------  --------------
                                (in thousands, except per share amounts)
Continuing operations
--------------------------
Revenues                     $      228,226  $      207,882  $      236,946
Gross margin                           29.1%           34.1%           31.6%
Operating expenses           $       59,391  $       47,151  $       53,644
Operating income             $        7,090  $       23,747  $       21,265
Operating margin                        3.1%           11.4%            9.0%
Income                       $       10,142  $       19,410  $       16,352
Income per share-basic       $         0.11  $         0.26  $         0.18
Income per share-diluted     $         0.11  $         0.24  $         0.17

Basic shares                         90,221          76,111          89,584
Diluted shares                       93,527          88,215          97,837

                                  First           First          Fourth
                                 Quarter         Quarter         Quarter
Summary Non-GAAP Results (a)      Ended           Ended           Ended
                              July 31, 2011    Aug 1, 2010   April 30, 2011
                             --------------  --------------  --------------
                                (in thousands, except per share amounts)
Continuing operations
--------------------------
Revenues                     $      228,226  $      207,882  $      236,946
Gross margin                           32.1%           35.2%           34.2%
Operating expenses           $       52,414  $       44,234  $       48,043
Operating income             $       20,944  $       29,043  $       33,069
Operating margin                        9.2%           14.0%           14.0%
Income                       $       19,528  $       25,812  $       32,113
Income per share-basic       $         0.22  $         0.34  $         0.36
Income per share-diluted     $         0.21  $         0.31  $         0.33

Basic shares                         90,221          76,111          89,584
Diluted shares                       97,275          88,215          97,837

--------------
 (a) In evaluating the operating performance of Finisar's business, Finisar management utilizes financial measures that exclude certain charges and credits required by U.S. generally accepted accounting principles, or
     GAAP, that are considered by management to be outside Finisar's core operating results. A reconciliation of Finisar's non-GAAP financial measures to the most directly comparable GAAP measures, as well as additional related information can be found under the heading "Finisar
     Non-GAAP Financial Measures" below.

Highlights for the first quarter of fiscal 2012 under GAAP:

  Revenues increased to $228.2 million, up $20.3 million, or 9.8%, from $207.9 million in the first quarter of the prior year, but down $8.7 million, or (3.7)%, from $236.9 million in the preceding quarter. First quarter revenues included approximately $7.0 million from applying consolidation accounting for Finisar's ownership interest in Ignis from May 18, 2011, the date Finisar acquired a controlling interest in Ignis, through June 30, 2011, the end of Ignis's fiscal quarter.

  Compared to the first quarter of the prior year, the sale of LAN/SAN products increased by $15.6 million, or 19.7%, the sale of metro/telecom products (including WSS/ROADM line cards) increased by $5.3 million, or 4.2%, and the sale of products for analog and cable television (CATV) applications decreased by $500,000, or (11.8)%.

  Compared to the preceding quarter, the sale of LAN/SAN products increased by $143,000, or 0.2%, the sale of metro/telecom products (including WSS/ROADM line cards) decreased $9.3 million, or 6.7%, and the sale of products for analog and CATV applications increased by $400,000, or 12.7%.

  Compared to the first quarter of the prior year, the sale of 10 Gbps or faster products increased by $16.7 million, or 17.8%, the sale of less than 10 Gbps products increased by $16.6 million, or 21.0%, the sale of WSS/ROADM line card products decreased by $ 12.5 million, or (40.9)%, and the sale of products for analog and cable television(CATV) applications decreased by $500,000, or (11.8)%.

  Compared to the preceding quarter, the sale of 10 Gbps or faster products increased by $1.3 million, or 1.2%, the sale of less than 10 Gbps products increased by $5.5 million, or 6.1%, the sale of WSS/ROADM line card products decreased by $15.9 million, or (47.0)%, and the sale of products for analog and CATV applications increased by $400,000, or 12.7%.

  Gross margin decreased to 29.1% of revenues from 34.1% in the first quarter of the prior year and from 31.6% in the preceding quarter.

  Operating income decreased $16.7 million to $7.1 million, or 3.1% of revenues, compared to $23.7 million, or 11.4% of revenues, in the first quarter of the prior year and decreased from $21.3 million, or 9.0% of revenues, in the preceding quarter.

  Income from continuing operations was $10.1 million, or $0.11 per diluted share, compared to $19.4 million, or $0.24 per diluted share, in the first quarter of the prior year and $16.4 million, or $0.17 per diluted share, in the preceding quarter.

  Cash and cash equivalents totaled $238.1 million at the end of the first quarter compared to $314.8 million at the end of the preceding quarter. Excluding the impact of the uses of cash described below with respect to the Ignis acquisition, repayment of debt, and payout of previously accrued bonus amounts, cash would have increased $15.2 million.

  On May 18, 2011, the voluntary tender offer launched on April 7, 2011 for the shares of Ignis, closed with Finisar acquiring approximately 38.1 million additional shares of Ignis, representing approximately 48% of outstanding Ignis shares. These shares, combined with the 25.7 million shares held by Finisar before the offer, brought Finisar's total ownership to approximately 81% of outstanding Ignis shares.

  Finisar subsequently launched a mandatory tender offer for the remaining shares of Ignis not owned by Finisar at a purchase price of NOK 8 per share. Upon the settlement on June 29, 2011, Finisar acquired additional shares to bring its share ownership to 97.3% and subsequently acquired the remaining shares through the compulsory transfer provisions of Norwegian law.

  The total cost for the acquisition of the Ignis shares during the quarter was $76.7 million.

  Finisar also repaid on behalf of Ignis debt equivalent to approximately $8.2 million during the quarter.

  During the first quarter, accrued compensation expense declined approximately $7.0 million primarily as the result of the pay out of employee bonuses previously accrued during fiscal 2011.

  Days sales outstanding were 65 days, the same as the prior quarter. Inventory turns decreased to 3.2 compared to 3.4 in the preceding quarter.

  Capital expenditures were $16.3 million compared to $19.4 million in the preceding quarter.

  Under Finisar's $70.0 million secured credit facility with Wells Fargo Foothill, LLC, no borrowings were outstanding and $66.6 million was available to borrow at the end of the quarter.

  At the end of the quarter, Finisar had approximately $40.0 million in principal amount of convertible notes outstanding with a conversion price of $10.675 per share.

  At the end of the quarter, Ignis also had debt that remains outstanding equivalent to approximately $9.9 million, which is reflected in Finisar's consolidated balance sheet.

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, Finisar provides supplemental information regarding its operating performance on a non-GAAP basis. Finisar believes this supplemental information provides investors and management with additional insight into its underlying core operating performance by excluding a number of non-cash and cash charges, as well as infrequently occurring gains or losses principally related to acquisitions, the sale of minority investments, restructuring or other transition activities, legal settlements, impairments and financing transactions. For the first quarter of fiscal 2011, items related to continuing operations representing a net charge of approximately $9.4 million were excluded. Excluded charges included $7.1 million in non-cash stock-based compensation expenses; $2.3 million in non-cash amortization charges related to acquired developed technology and other purchased intangibles arising from previous acquisitions; a $1.9 million non-cash purchase accounting adjustment from the sale of acquired inventory related to the Ignis acquisition; a non-cash charge of $619,000 related to the Company's equity interest in the net loss of Ignis due to Finisar's 32% ownership position in Ignis prior to attaining control and the implementation of consolidation accounting as of May 18, 2011; a $650,000 charge related to a reduction of force; $1.1 million in non-cash charges related to slow-moving and excess inventory; $ 5.4 million in non-cash gain on remeasurement of initial investment in Ignis relative to tender offer price; $419,000 in non-recurring debt extinguishment loss resulting from repayment of debt of Ignis; and $1.1 million in non-recurring transaction expenses related to the acquisition of the Ignis shares. Other excluded items are described in Finisar Non-GAAP Financial Measures below.

Highlights for the fourth quarter of fiscal 2011 on a non-GAAP basis:

  Non-GAAP gross margin decreased to 32.1% of revenues from 35.2% in the first quarter of the prior year and 34.2% in the preceding quarter driven by the addition of revenues from the sale of Ignis products which have a lower gross margin than Finisar's average gross margin and by lower overall revenue levels.

  Non-GAAP operating expenses increased $8.2 million from $44.2 million in the first quarter of the prior year and $4.4 million from $48.0 million in the preceding quarter driven by the addition of approximately $2.4 million of Ignis operating expenses as the result of the application of consolidation accounting from May 18, 2011, the date Finisar acquired a controlling interest in Ignis, through June 30, 2011, the end of Ignis's fiscal quarter, and increased research and development expenses associated with the development and qualification of new products, including the tunable XFP transceiver.

  Non-GAAP operating income was $20.9 million, or 9.2% of revenues, down $8.1 million from $29.0 million, or 14.0% of revenues, in the first quarter of the prior year and $12.1 million from $33.1 million, or 14.0% of revenues, in the preceding quarter.

  Non-GAAP income from continuing operations was $19.5 million, or $0.21 per diluted share, compared to $25.8 million, or $0.31 per diluted share, in the first quarter of the prior year and $32.1 million, or $0.33 per diluted share, in the preceding quarter.

  Non-GAAP EBITDA declined to $31.6 million from $37.3 million in the first quarter of the prior year and from $43.0 million in the preceding quarter.

OUTLOOK

Finisar will apply consolidation accounting for its 100% ownership interest in Ignis for the full second quarter ending October 30, 2011, compared to the first quarter in which consolidation accounting was applied for approximately 50% of the quarter and for only 81% ownership. The expected impact of the consolidation of Ignis on the outlook for the second quarter is approximately $14 million of revenues at a gross margin of approximately 23-24%, additional operating expenses of approximately $5 million and dilution to earnings per share of approximately $0.02. As previously announced, Finisar expects the transaction with Ignis to be accretive to non-GAAP earnings per diluted share within one year following the closing of the tender offer, subject to the achievement of anticipated synergies.

Including the impact of the consolidation of Ignis, the Company indicated that it currently expects second fiscal quarter revenues to be in the range of $235 to $250 million; GAAP operating margin to be in the range of approximately 5.5% to 7.0%; non-GAAP operating margin to be in the range of 8.5% to 10.0% and non-GAAP earnings per diluted share to be in the range of approximately $0.20 to $0.24.

CONFERENCE CALL

Finisar will discuss its financial results for the fourth quarter and current business outlook during its regular quarterly conference call scheduled for Thursday, September 1, 2011, at 2:00pm PDT (5:00pm EDT). To listen to the call you may connect through the Finisar investor relations page at http://investor.finisar.com/ or dial 1-877-397-0298 (domestic) or (719) 325-4767 (international) and enter conference ID 6630304.

An audio replay will be available for two weeks following the call by dialing 1-888-203-1112 (domestic) or (719) 457-0820 and then following the prompts: enter conference ID 6630304 and provide your name, affiliation, and contact number. A replay of the webcast will be available shortly after the conclusion of the call on the Company's website until the next regularly scheduled earnings conference call.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those projected. Examples of such risks include those associated with: the uncertainty of customer demand for Finisar's products; the rapidly evolving markets for Finisar's products and uncertainty regarding the development of these markets; Finisar's historical dependence on sales to a limited number of customers and fluctuations in the mix of products and customers in any period; ongoing new product development and introduction of new and enhanced products; challenges related to the integration of the Ignis acquisition and realizing anticipated benefits of improved access to a supply of tunable lasers; the challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to Finisar's business is set forth in Finisar's annual report on Form 10-K (filed June 28, 2011) and quarterly SEC filings.

ABOUT FINISAR

Finisar Corporation (NASDAQ: FNSR) is a global technology leader for fiber optic subsystems and components that enable high-speed voice, video and data communications for telecommunications, networking, storage, wireless, and cable TV applications. For more than 20 years, Finisar has provided critical optics technologies to system manufacturers to meet the increasing demands for network bandwidth and storage. Finisar is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide. For additional information, visit www.finisar.com.

FINISAR FINANCIAL STATEMENTS

The following financial tables are presented in accordance with GAAP.

                            Finisar Corporation
                   Consolidated Statements of Operations

                                           Three Months Ended
                             ----------------------------------------------
                              July 31, 2011  August 1, 2010  April 30, 2011
                             --------------  --------------  --------------
                                               (Unaudited)
                             ----------------------------------------------
                                  (in thousands, except per share data)
Revenues                     $      228,226  $      207,882  $      236,946
Cost of revenues                    160,223         135,792         160,966
Amortization of acquired
 developed technology                 1,522           1,192           1,071
                             --------------  --------------  --------------
Gross profit                         66,481          70,898          74,909
Gross margin                           29.1%           34.1%           31.6%
Operating expenses:
  Research and development           35,396          26,617          32,909
  Sales and marketing                 9,586           9,075           9,025
  General and administrative         13,952          11,076          11,328
  Amortization of purchased
   intangibles                          779             383             382
  Restructuring costs                  (322)              -               -
                             --------------  --------------  --------------
    Total operating expenses         59,391          47,151          53,644
                             --------------  --------------  --------------
Income from operations                7,090          23,747          21,265
Interest income                         160              92              91
Interest expense                       (911)         (2,155)           (668)
Loss on debt extinguishment            (419)              -          (2,394)
Other income (expense), net           4,663            (192)         (1,311)
Non-controlling interest                107               -               -
                             --------------  --------------  --------------
Income from continuing
 operations before income
 taxes                               10,690          21,492          16,983
Provision for income taxes              548           2,082             631
                             --------------  --------------  --------------
Income from continuing
 operations                          10,142          19,410          16,352
Income (loss) from
 discontinued operations,
 net of taxes                             -            (284)              -
                             --------------  --------------  --------------
Net income                   $       10,142  $       19,126  $       16,352
                             ==============  ==============  ==============

Income per share from
 continuing operations -
 basic                       $         0.11  $         0.26  $         0.18
Income per share from
 continuing operations -
 diluted                     $         0.11  $         0.24  $         0.17

Income per share from
 discontinued operations -
 basic                       $            -  $            -  $            -
Income per share from
 discontinued operations -
 diluted                     $            -  $            -  $            -

Shares used in computing net
 income per share from
 continuing operations -
 basic                               90,221          76,111          89,584

Shares used in computing net
 income per share from
 continuing operations -
 diluted                             93,527          88,215          97,837

Shares used in computing net
 income per share from
 discontinued operations -
 basic                               90,221          76,111          89,584

Shares used in computing net
 income per share from
 discontinued operations -
 diluted                             93,527          88,215          97,837

                            Finisar Corporation
                        Consolidated Balance Sheets
                               (In thousands)

                                              July 31, 2011  April 30, 2011
                                             --------------  --------------
                                               (Unaudited)
                   ASSETS
Current assets:
  Cash and cash equivalents                  $      238,052  $      314,765
  Accounts receivable, net                          166,536         168,386
  Accounts receivable, other                         12,788          12,733
  Inventories                                       208,567         187,617
  Prepaid expenses                                   16,029           9,906
                                             --------------  --------------
    Total current assets                            641,972         693,407
Property, equipment and improvements, net           138,300         125,693
Purchased technology, net                            22,110           7,332
Other intangible assets, net                         27,869          10,107
Goodwill                                             83,107               -
Minority investments                                 12,289          12,289
Equity method investments                                 -          31,142
Other assets                                         21,291           5,179
                                             --------------  --------------
    Total assets                             $      946,938  $      885,149
                                             ==============  ==============

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                           $       87,996  $       76,288
  Accrued compensation                               17,494          24,525
  Other accrued liabilities                          33,785          25,112
  Deferred revenue                                    9,762           8,064
  Deferred tax liabilities                               43               -
  Current portion of long-term debt                   7,547               -
                                             --------------  --------------
    Total current liabilities                       156,627         133,989
Long-term liabilities:
  Convertible notes, net of current portion          40,015          40,015
  Long-term debt, net of current portion              2,329               -
  Other non-current liabilities                      16,314          11,988
  Deferred tax liabilities                            3,553               -
                                             --------------  --------------
    Total liabilities                               218,838         185,992
Stockholders' equity:
  Common stock                                           91              90
  Additional paid-in capital                      2,285,769       2,275,600
  Accumulated other comprehensive income             33,404          32,966
  Accumulated deficit                            (1,599,357)     (1,609,499)
                                             --------------  --------------
    Parent stockholders' equity                     719,907         699,157
  Non-controlling interest                            8,193               -
                                             --------------  --------------
    Total stockholders' equity                      728,100         699,157
                                             --------------  --------------
Total liabilities and stockholders' equity   $      946,938  $      885,149
                                             ==============  ==============

FINISAR NON-GAAP FINANCIAL MEASURES

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, Finisar provides supplemental information regarding the Company's operating performance on a non-GAAP basis that excludes certain gains, losses and charges of a non-cash nature or which occur relatively infrequently and which management considers to be outside our core operating results. Some of these non-GAAP measures also exclude the ongoing impact of historical business decisions made in different business and economic environments. Management believes that tracking non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share provides management and the investment community with valuable insight into our current operations, our ability to generate cash and the underlying business trends which are affecting our performance. These non-GAAP measures are used by both management and our Board of Directors, along with the comparable GAAP information, in evaluating our current performance and planning our future business activities. In particular, management finds it useful to exclude non-cash charges in order to better correlate our operating activities with our ability to generate cash from operations and to exclude non-recurring and infrequently incurred cash charges as a means of more accurately predicting our liquidity requirements. We believe that these non-GAAP measures, when used in conjunction with our GAAP financial information, also allow investors to better evaluate our financial performance in comparison to other periods and to other companies in our industry.

In calculating non-GAAP gross profit in this release, we have excluded the following items from cost of revenues in applicable periods:

  Changes in excess and obsolete inventory reserve (predominantly non-cash charges or non-cash benefits);
  Amortization of acquired technology (non-cash charges related to technology obtained in acquisitions);
  Stock-based compensation expense (non-cash charges);
  Purchase accounting adjustment for sale of acquired inventory (non-cash charges); and
  Reduction in force costs (non-recurring charges).

In calculating non-GAAP operating income in this release, we have excluded the same items to the extent they are classified as operating expenses, and have also excluded the following items in applicable periods:

  Transaction fees associated with acquisitions (non-recurring charges);
  Gain or loss on settlement of lawsuits (non-recurring charges);
  Amortization of purchased intangibles (non-cash charges); and
  Restructuring costs (non-recurring charges).

In calculating non-GAAP income from continuing operations and non-GAAP income from continuing operations per share in this release, we have also excluded the following items in applicable periods:

  Amortization of discount on convertible debt and imputed interest expense (non-cash charges);
  Imputed interest related to restructuring (amortization of imputed interest expense associated with previously incurred restructuring costs);
  Gains and losses on sales of assets (non-recurring or non-cash losses and cash gains related to the periodic disposal of assets no longer required for current activities);
  Dollar denominated foreign exchange transaction losses (gains) (non-cash charges);
  Charges related to the non-controlling equity interest in the net loss of an investee (non-cash charges);
  Debt extinguishment loss (non-recurring charges);
  Fair value remeasurement of equity investment (non-cash gain from remeasurement of value of prior investment in an investee); and
  Differences between cash payable for income taxes and the provision for income taxes in accordance with GAAP, less discrete items.

In calculating non-GAAP income (loss) from discontinued operations and non-GAAP income from discontinued operations per share in this release, we have also excluded gains on disposal of a product line and disposal of discontinued operations.

A reconciliation of this non-GAAP financial information to the corresponding GAAP information is set forth below:

                            Finisar Corporation
      Reconciliation of Results of Operations under GAAP and non-GAAP

                                           Three Months Ended
                              July 31, 2011  August 1, 2010  April 30, 2011
                             --------------  --------------  --------------
                                               (Unaudited)
                             ----------------------------------------------
                                  (in thousands, except per share data)
Reconciliation of GAAP
 income to non-GAAP income
 from continuing operations
Reconciliation of GAAP Gross
 Profit to non-GAAP Gross
 Profit:
Gross profit per GAAP        $       66,481  $       70,898  $       74,909
Gross margin, GAAP                     29.1%           34.1%           31.6%
Adjustments:
Cost of revenues
  Change in excess and
   obsolete inventory
   reserve                            1,090             405           3,737
  Amortization of acquired
   technology                         1,522           1,192           1,071
  Stock compensation                  1,859             746           1,388
  Purchase accounting
   adjustment for sale of
   acquired inventory                 1,854               -               -
  Reduction in force costs              552              36               7
                             --------------  --------------  --------------
    Total cost of revenue
     adjustments                      6,877           2,379           6,203
Gross profit, non-GAAP               73,358          73,277          81,112
Gross margin, non-GAAP                 32.1%           35.2%           34.2%

Reconciliation of GAAP
 operating income to non-
 GAAP operating income:
Operating income per GAAP             7,090          23,747          21,265
Operating margin, GAAP                  3.1%           11.4%            9.0%
Adjustments:
Total cost of revenue
 adjustments                          6,877           2,379           6,203
Research and development
  Reduction in force costs                -               5              21
  Stock compensation                  2,361           1,037           2,162
Sales and marketing
  Reduction in force costs                -              74              46
  Stock compensation                    864             451             653
General and administrative
  Reduction in force costs               98              42              15
  Stock compensation                  2,008           1,025           1,421
  Acquisition related costs           1,089               -             995
  Litigation settlement                 100            (100)            (94)
Amortization of purchased
 intangibles                            779             383             382
Restructuring costs                    (322)              -               -
                             --------------  --------------  --------------
    Total cost of revenue
     and operating expense
     adjustments                     13,854           5,296          11,804
Operating income, non-GAAP           20,944          29,043          33,069
Operating margin, non-GAAP              9.2%           14.0%           14.0%

Reconciliation of GAAP
 income to non-GAAP income
 from continuing operations:
Income per GAAP from
 continuing operations               10,142          19,410          16,352
Total cost of revenue and
 operating expense
 adjustments                         13,854           5,296          11,804
No cash imputed interest
 expenses on convertible
 debt                                     -             375               -
Imputed interest related to
 restructuring                           70               -              73
Other income (expense), net
  Loss on sale of assets                  1              16            (144)
  Loss related to minority
   and equity method
   investments                          619               -             413
  Foreign exchange
   transaction loss/(gain)             (148)            (67)            574
  Debt extinguishment loss              419               -           2,652
  Fair value remeasurement
   of equity investment              (5,429)              -               -
Provision for income tax
  Timing differences                      -             782             389
                             --------------  --------------  --------------
Total adjustments                     9,386           6,402          15,761
                             --------------  --------------  --------------
Income, non-GAAP, from
 continuing operations               19,528          25,812          32,113
                             --------------  --------------  --------------

Reconciliation of GAAP
 income (loss) to non-GAAP
 income (loss) from
 discontinued operations:
Income (loss) per GAAP from
 discontinued operations                  -            (284)              -
                             --------------  --------------  --------------
Income (loss) from
 discontinued operations,
 non-GAAP                                 -            (284)              -
                             --------------  --------------  --------------

Reconciliation of GAAP net
 income to non-GAAP net
 income:
Net income per GAAP                  10,142          19,126          16,352
  Total adjustments from
   continuing operations              9,386           6,402          15,761
                             --------------  --------------  --------------
Total adjustments                     9,386           6,402          15,761
                             --------------  --------------  --------------
Net income, non-GAAP         $       19,528  $       25,528  $       32,113
                             ==============  ==============  ==============

Income from continuing
 operations                  $       19,528  $       25,812  $       32,113
Add: interest expense for
 dilutive convertible notes             539           1,378             560
                             --------------  --------------  --------------
Adjusted income from
 continuing operations       $       20,067  $       27,190  $       32,673
                             ==============  ==============  ==============

Income per share from
 continuing operations -
 basic                       $         0.22  $         0.34  $         0.36
Income per share from
 continuing operations -
 diluted                     $         0.21  $         0.31  $         0.33

Shares used in computing net
 income per share from
 continuing operations -
 basic                               90,221          76,111          89,584
Shares used in computing net
 income per share from
 continuing operations -
 diluted                             97,275          88,215          97,837

Continuing operations
Net income, non-GAAP         $       19,528  $       25,812  $       32,113

Depreciation expense                 10,595           8,166           9,922
Amortization                            208             289             208
Interest expense                        681           1,688             504
Income tax expense                      548           1,301             242
                             --------------  --------------  --------------
Non-GAAP EBITDA              $       31,560  $       37,256  $       42,989
                             --------------  --------------  --------------

Discontinued operations
Net income (loss), non-GAAP               -            (284)              -
                             --------------  --------------  --------------
Non-GAAP EBITDA              $            -  $         (284) $            -
                             --------------  --------------  --------------

                             --------------  --------------  --------------
Total Non-GAAP EBITDA        $       31,560  $       36,972  $       42,989
                             ==============  ==============  ==============

Investor Contact:
Kurt Adzema
Chief Financial Officer
408-542-5050
Investor.relations@finisar.com

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Victoria McDonald
Sr. Manager, Corporate Communications
408-542-4261